EXHIBIT 99.1
           FOR IMMEDIATE RELEASE

Contact:	Benjamin Pratt
GNC Corporation
(412) 402-7453
Benjamin-pratt@gnc-hq.com
GNC Corporation Reports First Quarter 2006 Financial Results
First Quarter Comparable Store Sales Growth of 14.5% for Company-Owned Stores
First Quarter EBITDA Improves 34.6%
PITTSBURGH — May 4, 2006 — GNC Corporation (“GNC” or the “Company”), the largest global specialty retailer of nutritional supplements, today reported its financial results for the first quarter ended March 31, 2006.
The Company reported consolidated revenues of $386.9 million for the quarter, a 15.0% increase over the same quarter in 2005. The increase in revenues was the result of significant domestic comparable store sales growth of 14.5% for company-owned stores and 7.3% for franchise locations.
For the quarter, the Company generated earnings before interest, income taxes, depreciation and amortization (EBITDA) of $37.5 million compared to $27.9 million in the first quarter of 2005, a 34.6% increase. The increase in EBITDA was generated by significant improvements in the retail and franchising businesses driven by the growth in comparable store sales. EBITDA for the first quarter of 2006 included a one-time, $4.8 million payment to GNC Corporation stock option holders in conjunction with the previously reported March 2006 payments to GNC Corporation common stockholders, and $0.6 million of non-cash stock-based compensation expense. EBITDA for the first quarter of 2005 included income of $2.5 million from a transaction fee received by the Company following a transfer of its Australian franchise rights to an existing franchisee. Excluding the unusual items and non-cash stock compensation in both periods, Adjusted EBITDA increased to $42.9 million in the first quarter of 2006 compared to $25.4 million in the first quarter of 2005, a 69.4% increase.
Net income for the first quarter of 2006 increased 317.9% to $11.4 million compared to $2.7 million in the first quarter of 2005.

“This was an excellent quarter for GNC and we continued to build upon momentum established in the second half of 2005,” said President and Chief Executive Officer Joseph Fortunato. “The company’s results showed strong sales growth in every product category, in both corporate and franchise locations. While we continue to gain market share, we also showed improvement in margin performance, and our strong growth allowed us to effectively leverage overhead costs. Following the successful repositioning of the business in 2005, we remain confident that we now have a solid business model and foundation on which to build in the future.”
For the quarter, the Company generated cash from operating activities of $12.5 million with ending cash on the balance sheet of $44.3 million. Additionally, on March 17 and March 20, 2006 General Nutrition Centers, Inc. (“Centers”), a wholly owned subsidiary of GNC declared and made payments totaling approximately $50.0 million, or $1.69 per share, to the holders of GNC common stock. The payments were made in compliance with Centers’ debt covenants and the terms of GNC’s 12% Series A Exchangeable Preferred Stock. The payments consisted of a payment of approximately $18.0 million, or $0.61 per share, to the holders of record on March 17, 2006 and a payment of approximately $32.0 million, or $1.08 per share, to the holders of record on March 20, 2006. For the first quarter of 2006 the Company had capital expenditures of $3.7 million and repaid $0.5 million of outstanding debt. At March 31, 2006, the Company had $472.8 million of total debt outstanding, with its revolving credit facility undrawn.
GNC, headquartered in Pittsburgh, Pennsylvania, is the largest global specialty retailer of nutritional supplements, which includes vitamins, minerals, herbal supplements (VMHS), sports nutrition products, diet and energy products and other wellness products. As of March 31, 2006, GNC Corporation operated 2,661 company-owned stores in the U.S. and Canada and had 1,123 domestic franchised locations, 1,160 Rite Aid “store-within-a-store” locations and 873 international franchised locations. The Company also sells products through its website, www.gnc.com.
GNC will host a conference call to report the first quarter 2006 financial results today, May 4, 2006 at 11:00 am ET. To listen to this call inside the U.S. dial: 1-800-588-4973, passcode 14511077#, and outside the U.S. dial: 1-847-413-2407, passcode 14511077#.

Following the completion of the call, a replay will be available until May 18, 2006 by dialing 1-888-843-8996, passcode 14511077# inside the US and 1-630-652-3044 passcode 14511077# outside of the US. A webcast of the call will be available on www.gnc.com until May 18, 2006.
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as ”subject to,” “believes,” ”anticipates,” ”plans,” “expects,” ”intends,” ”estimates,” ”projects,” ”may,” “will,” ”should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. GNC believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. Factors that may materially affect such forward-looking statements include, among others:
•	significant competition in our industry;

•	unfavorable publicity or consumer perception of our products;

•	the incurrence of material products liability and product recall costs;

•	costs of compliance and our failure to comply with governmental regulations;

•	the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

•	economic, political and other risks associated with our international operations;

•	our failure to keep pace with the demands of our customers for new products and services;

•	the lack of long-term experience with human consumption of some of our products with innovative ingredients;

•	disruptions in our manufacturing system or losses of manufacturing certifications;

•	increases in the frequency and severity of insurance claims, particularly for claims for which we are self-insured;

•	loss or retirement of key members of management;

•	increases in the cost of borrowings and unavailability of additional debt or equity capital;

•	the impact of our substantial indebtedness on our operating income and our ability to grow; and

•	the failure to adequately protect or enforce our intellectual property rights against competitors.

Results of Operations
(Dollars in millions and percentages expressed as a percentage of total net revenues)

	Three Months Ended
	March 31,
	2006		2005
	(unaudited)
Revenues:
Retail	$294.9	76.2%	$255.2	75.9%
Franchise	60.3	15.6%	52.6	15.6%
Manufacturing / Wholesale	31.7	8.2%	28.6	8.5%

Total net revenues	386.9	100.0%	336.4	100.0%

Operating expenses:
Cost of sales, including warehousing, distribution and occupancy costs	256.9	66.4%	230.4	68.5%
Compensation and related benefits	65.9	17.0%	57.3	17.0%
Advertising and promotion	15.8	4.1%	14.6	4.3%
Other selling, general and administrative expenses	20.0	5.2%	17.9	5.3%
Amortization expense	1.0	0.3%	1.0	0.3%
Foreign currency gain	(0.6)	-0.2%	(0.1)	0.0%
Other income	—	0.0%	(2.5)	-0.7%

Total operating expenses	359.0	92.8%	318.6	94.7%

Operating income:
Retail	35.3	9.1%	17.9	5.3%
Franchise	16.1	4.2%	10.8	3.2%
Manufacturing / Wholesale	11.2	2.9%	12.1	3.6%
Unallocated corporate and other (costs) income:
Warehousing and distribution costs	(12.8)	-3.3%	(12.7)	-3.7%
Corporate costs	(21.9)	-5.7%	(12.8)	-3.8%
Other income	—	0.0%	2.5	0.7%

Subtotal unallocated corporate and other costs net	(34.7)	-9.0%	(23.0)	-6.8%

Total operating income	27.9	7.2%	17.8	5.3%

Interest expense, net	9.7		13.5

Income before income taxes	18.2		4.3

Income tax expense	6.8		1.6

Net income	$11.4		$2.7

Note: The numbers in the above table have been rounded to millions. All calculations related to the Results of Operations for the year-over-year comparisons were derived from whole dollars and could differ slightly if the rounded data was used for these calculations.
GNC defines EBITDA as net income before interest expense (net), income tax expense, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA adjusted to exclude the additional items described in the table below, which we believe are not indicative of the Company’s underlying financial results.
We present EBITDA and Adjusted EBITDA because we consider them as useful analytical tools for measuring our ability to service our debt and generate cash for other purposes. EBITDA and Adjusted EBITDA are not measurements of our financial performance under Generally Accepted Accounting Principles (GAAP) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of our profitability or liquidity. Adjusted EBITDA is presented as additional information because management uses Adjusted EBITDA to evaluate the operating performance of the company. Management also believes that Adjusted EBITDA is a meaningful measurement that is commonly used by investors, equity analysts and others to measure the company’s operating performance. EBITDA and Adjusted EBITDA may differ from other similarly titled measures of other companies, limiting its usefulness as a comparative measure.
For the three months ended March 31, 2006 and March 31, 2005, the following table presents EBITDA reconciled to our cash from operations for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.
Cash from operations reconciliation to EBITDA and Adjusted EBITDA

	Three Months Ended
	March 31,
(in millions)	2006	2005
Net cash provided by operating activities	$12.5	$35.5
Cash paid for interest (excluding deferred financing fees)	8.6	2.2
Cash paid for taxes	0.2	0.3
Increase in accounts receivable	7.4	0.3
Increase in inventory	41.3	20.9
Increase in accounts payable	(25.8)	(26.2)
Decrease in other assets	(2.4)	(6.7)
(Increase) decrease in other liabilities	(4.3)	1.6

EBITDA	37.5	27.9

Australia transaction fee income	—	(2.5)
Payment to stock option holders	4.8	—
Non-cash stock-based compensation expense	0.6	—

Adjusted EBITDA	$42.9	$25.4